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                                                                      EXHIBIT 21

                     LIST OF SUBSIDIARIES OF THE REGISTRANT

COLONIAL BANK, AN ALABAMA BANKING CORPORATION
THE COLONIAL BANCGROUP BUILDING CORPORATION, AN ALABAMA CORPORATION COLONIAL CAPITAL II, A DELAWARE BUSINESS TRUST
COLONIAL BROKERAGE, INC., A DELAWARE CORPORATION
GREAT FLORIDA TITLE, LLC, A FLORIDA LIMITED LIABILITY COMPANY
COLONIAL CAPITAL TRUST III, A DELAWARE BUSINESS TRUST
PROIMAGE, INC.*

*33% owned subsidiary